Exhibit 99.1

News From:   [GRAPHIC OMITTED]


Media Contact:    Gigi Ilkay or Stacey Castiglia
                  A. B. Isacson Associates, Inc. for CompuCom Systems, Inc.
                  (212) 529-4500
                  gilkay@abipr.com
                  scastiglia@abipr.com

                  Julie Tunis, Public Relations Manager
                  CompuCom Systems, Inc.
                  (972) 856-3802
                  jtunis@compucom.com


                        COMPUCOM ANNOUNCES ACQUISITION OF
                             EXCELL DATA CORPORATION
          To Purchase Business Unit from Cambridge Technology Partners


Dallas, Texas - July 11, 2001 - CompuCom Systems, Inc., (Nasdaq: CMPC), a leading digital infrastructure solutions provider, announced that it has signed a definitive agreement with Excell Data Corporation and Cambridge Technology Partners, a subsidiary of Novell, Inc. (Nasdaq: NOVL) to purchase certain assets of Excell Data for cash. Excell Data is a wholly owned subsidiary of Cambridge.

The acquisition is subject to a number of conditions including the approval of certain Excell Data clients. The acquisition is expected to close in July.

Headquartered in Bellevue, Washington, Excell Data focuses on high-end technical applications development in its IT staffing activities, such as the development of custom software applications, new commercial software products and e-commerce Web sites. In addition, Excell Data provides worldwide event technical planning and support.

"We are excited about the acquisition of Excell Data, as it extends CompuCom's infrastructure solutions to include application development," said J. Edward Coleman, President and CEO of CompuCom. "In addition, this acquisition accelerates our services growth strategy with services that are independent of our product business, and deepens and broadens CompuCom's capabilities to support leading-edge Microsoft products and technologies".



About CompuCom Systems, Inc.
----------------------------

CompuCom Systems, Inc. is a leading digital infrastructure solutions provider. CompuCom's clients include Fortune 1000 enterprises, vertical industry leaders, major technology equipment providers, leading edge systems integrators and wireless technology providers. CompuCom's technology solutions help companies master complex technologies. CompuCom leverages people, process and technology to offer best in class solutions that enable, optimize and operate the digital technology infrastructure. CompuCom is a Safeguard Scientifics (NYSE:SFE) partner company, and is accessible via the Internet at www.compucom.com.



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Certain  statements  contained  in  this  release  constitute   "forward-looking
statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements, and as a result could have an adverse impact on CompuCom's business, financial condition and operating results. These factors include, among other things, revenue generation, customer acceptance, management of growth and future acquisitions, attraction and retention of key management and technical personnel, competition, vendor's direct marketing initiatives, dependence on vendors and reliance upon vendor programs potential fluctuations in operating results, working capital financing, and the matters discussed in CompuCom's Annual Report on Form 10-K and other public filings and disclosures. Readers should refer to those documents and should not place undue reliance on these forward-looking statements.